EXHIBIT 10.6

EXECUTION VERSION

ABL/TERM LOAN INTERCREDITOR AGREEMENT

among

GGC USS ACQUISITION SUB, INC.

GGC USS BORROWER CO., INC.,

U.S. SILICA COMPANY

USS HOLDINGS, INC.

BMAC HOLDINGS, INC.,

BETTER MINERALS & AGGREGATES COMPANY,

BMAC SERVICES CO., INC.,

THE FULTON LAND AND TIMBER COMPANY,

GEORGE F. PETTINOS, LLC,

PENNSYLVANIA GLASS SAND CORPORATION

and

OTTAWA SILICA COMPANY,

as Grantors

WACHOVIA BANK, NATIONAL ASSOCIATION,

as the ABL Agent,

and

BNP PARIBAS

as Term Loan Agent,

Dated as of November 25, 2008

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		2

1.1	Defined Terms	2
1.2	Terms Generally	13

SECTION 2. LIEN PRIORITIES		13

2.1	Scope of Collateral	13
2.2	Priority	14
2.3	Failure to Perfect	14
2.4	Prohibition on Contesting Liens	14
2.5	Limitation on Collateral for ABL Claimholders	15

SECTION 3. ENFORCEMENT		15

3.1	Enforcement	15
3.2	Actions Upon Breach	17

SECTION 4. PAYMENTSS		17

4.1	Application of Proceeds	17
4.2	Payment Turnover	18

SECTION 5. OTHER AGREEMENTS		18

5.1	Releases	18
5.2	Insurance	19
5.3	Each Agent as Bailee	20
5.4	Transfer of Pledged Collateral	20
5.5	Access to Term Loan Exclusive Collateral	21
5.6	Consent to Limited License	22

SECTION 6. INSOLVENCY OR LIQUIDATION PROCEEDINGS		23

6.1	Use of Cash Collateral and Financing Issues	23
6.2	Sale Issues	23
6.3	Relief from the Automatic Stay	23
6.4	Adequate Protection	24
6.5	Separate Grants of Security and Separate Classification	25
6.6	Post-Petition Claims	25
6.7	Avoidance Issues	25
6.8	Expense Claims	26
6.9	Effectiveness in Insolvency or Liquidation Proceedings	26

SECTION 7. RELIANCE; WAIVERS; ETC.		26

7.1	Non-Reliance	26
7.2	No Warranties or Liability	27
7.3	No Waiver of Lien Priorities	27
7.4	Obligations Unconditional	29
7.5	Certain Notices	29

SECTION 8. MISCELLANEOUS		30

8.1	Conflicts	30
8.2	Effectiveness; Continuing Nature of this Agreement; Severability	30
8.3	Amendments; Waivers	30
8.4	Information Concerning Financial Condition of Grantors and their Subsidiaries	31
8.5	Subrogation	31
8.6	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	31
8.7	Notices	33
8.8	Further Assurances	33
8.9	Binding on Successors and Assigns	33
8.10	Headings	33
8.11	Counterparts	33
8.12	Authorization	34
8.13	No Third Party Beneficiaries	34
8.14	Provisions Solely to Define Relative Rights	34

ABL/TERM LOAN INTERCREDITOR AGREEMENT

This ABL/Term Loan Intercreditor Agreement is dated as of November     , 2008 (the “Agreement”) and entered into by and among GGC USS ACQUISITION SUB, INC., a Delaware corporation (“Acquisition Co”), USS HOLDINGS, INC., a Delaware corporation (“Holdings”), GGC USS BORROWER CO. INC., a Delaware corporation (the “Initial Borrower”), U.S. SILICA COMPANY, a Delaware corporation (“Borrower”), BMAC HOLDINGS, INC., a Delaware corporation, BETTER MINERALS & AGGREGATES COMPANY, a Delaware corporation, BMAC SERVICES CO., INC., a Delaware corporation, THE FULTON LAND AND TIMBER COMPANY, a Pennsylvania corporation, GEORGE F. PETTINOS, LLC, a Delaware limited liability company, PENNSYLVANIA GLASS SAND CORPORATION, a Delaware corporation, OTTAWA SILICA COMPANY, a Delaware corporation and any Additional Grantors (as defined herein) (each of the foregoing, including Acquisition Co, Holdings, Initial Borrower and Borrower, a “Grantor”, and collectively, the “Grantors”), WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as agent for the ABL Lenders (in such capacity, together with any successors and assigns, the “ABL Agent”) and BNP PARIBAS, in its capacity as agent for the Term Loan Lenders (in such capacity, together with any successors and assigns, the “Term Loan Agent”).

RECITALS:

WHEREAS, the Grantors, ABL Lenders and the ABL Agent are parties to the ABL Credit Agreement, pursuant to which the ABL Lenders have made a revolving credit facility available to the Borrowers secured by a first Lien on the ABL Priority Collateral;

WHEREAS, the Grantors, the Term Loan Lenders and the Term Loan Agent are parties to the Term Loan Credit Agreement, pursuant to which the Term Loan Lenders shall make a term loan credit facility available to the Company secured by a second Lien on the ABL Priority Collateral and a first Lien on the Term Loan Exclusive Collateral; and

WHEREAS, the ABL Agent, for and on behalf of the ABL Claimholders, and the Term Loan Agent, for and on behalf of the Term Loan Claimholders, desire to enter into this Agreement to (i) confirm the relative priorities of their respective Liens in the assets and properties of the Grantors and (ii) provide for the orderly sharing among them, in accordance with such priorities, of the Proceeds of such assets and properties upon any foreclosure thereon or other disposition thereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“ABL Agent” has the meaning set forth in the introductory paragraph of this Agreement.

“ABL Bank Product Provider” shall mean any “Bank Product Provider”, as such term is defined in the ABL Credit Agreement.

“ABL Claimholders” shall mean, at any relevant time, the holders of ABL Obligations at such time, including without limitation the ABL Lenders, the ABL Agent and any other agent under the ABL Credit Agreement, and including, in the case of Bank Products, ABL Bank Product Providers and ABL Hedging Agreement Providers.

“ABL Collateral Documents” shall mean the Security Documents (as defined in the ABL Credit Agreement as amended from time to time) and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed.

“ABL Credit Agreement” shall mean (a) the ABL Loan and Security Agreement dated as of August 9, 2007 among the Grantors, the ABL Lenders and the ABL Agent, as amended on November 25, 2008 and as further amended, restated, supplemented or modified from time to time, and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or Instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend, increase (subject to the limitations set forth herein), or Refinance in whole or in part the Indebtedness and other obligations outstanding under the (i) ABL Credit Agreement or (ii) any subsequent ABL Credit Agreement (as amended, restated, supplemented or modified from time to time), unless such agreement or Instrument expressly provides that it is not intended to be and is not an ABL Credit Agreement hereunder. Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Credit Documents” shall mean the ABL Credit Agreement and the other Financing Agreements (as defined in the ABL Credit Agreement as amended from time to time) and each of the other agreements, documents and Instruments providing for or evidencing any other ABL Obligation, and any other document or Instrument executed or delivered at any time in connection with any ABL Obligations, including any intercreditor or joinder agreement among holders of ABL Obligations, to the extent such agreements are effective at the relevant time, as each may be modified from time to time.

“ABL Hedging Agreement Provider” shall mean any “Hedging Agreement Provider”, as such term is defined in the ABL Credit Agreement.

“ABL Lenders” shall mean any “Lender” as such term is defined in the ABL Credit Agreement.

“ABL Obligations” shall mean any and all loans, letter of credit obligations and all other obligations, liabilities and Indebtedness of every kind, nature and description owing by any Grantor under or in respect of (a) the ABL Credit Agreement, (b) the other ABL Credit Documents and (c) Bank Products with ABL Bank Product Providers or ABL Hedging Agreement Providers; provided that the aggregate principal amount of, without duplication, any revolving credit commitments, revolving credit loans, the outstanding face amount of letters of credit, term loans, bonds, debentures, notes or similar Instruments issued under the ABL Credit Agreement or any other ABL Credit Document (or any Refinancing thereof) in excess of $38,500,000 (the “Maximum ABL Obligations”), shall not constitute ABL Obligations for purposes of this Agreement. “ABL Obligations” shall include (i) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) in accordance with the rate specified in the relevant ABL Credit Document and (ii) all fees, costs and charges incurred in connection with the ABL Credit Documents and provided for thereunder, in the case of each of clause (i) and clause (ii) whether before or after commencement of an Insolvency or Liquidation Proceeding and irrespective of whether any claim for such interest, fees, costs or charges is allowed as a claim in such Insolvency or Liquidation Proceeding.

“ABL Priority Collateral” shall mean all of the following present and future assets and Property of any Grantor:

(a) all Deposit Accounts, monies, credit balances, deposits and other property of any Grantor now or hereafter held or received by or in transit to ABL Agent, any ABL Lender or its Affiliates or at any other depository or other institution from or for the account of any Grantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(b) all Inventory;

(c) all Receivables (including all ITT Insurance Claim Reimbursements);

(d) all Chattel Paper (including, without limitation, all tangible Chattel Paper and Electronic Chattel Paper), Instruments (including, without limitation, all promissory notes), and Documents, in each case to the extent constituting the Proceeds of or otherwise representing or evidencing Receivables or Inventory, but excluding in any event those payment obligations constituting the Proceeds of Term Loan Exclusive Collateral;

(e) all Intellectual Property, solely to the extent necessary to liquidate the ABL Priority Collateral (and except for License Agreements and software license agreements in which a Grantor is a licensee and for which imposition of a lien would result in breach or cancellation of the License Agreement, unless the prohibitive provision with respect to such Intellectual Property is rendered ineffective pursuant to applicable law (including Sections 9-406, 9-407, 9-408 and 9-409 of the UCC of any relevant jurisdiction));

(f) in respect of items in clauses (a), (b) and (c) above, other than those obligations constituting the Proceeds of Term Loan Exclusive Collateral, all letters of credit, banker’s acceptances and similar Instruments and including all Letter-of-Credit Rights;

(g) all Supporting Obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other ABL Priority Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the ABL Priority Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) Goods described in invoices, Documents, contracts or Instruments with respect to, or otherwise representing or evidencing, Receivables or other ABL Priority Collateral, including returned, repossessed and reclaimed Goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(h) all Records related to the ABL Priority Collateral;

(i) all as-extracted collateral, including without limitation, all minerals as extracted and severed from owned and leased real property (including, without limitation, sandstone and silica byproducts thereof); and

(j) all products and Proceeds of the foregoing, in any form, including insurance Proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other ABL Priority Collateral.

“ABL Priority Collateral Disposition” has the meaning set forth in Section 5.1(a)(ii).

“ABL Priority Collateral Exercise of Remedies” has the meaning set forth in Section 5.1(a)(i)

“ABL Priority Collateral Subordinated Lien Release” has the meaning set forth in Section 5.1(a).

“Accounts” shall mean, as to any Grantor, all present and future rights of such Person to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by Chattel Paper or an Instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with such card.

“Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten percent (10%) or more of any class of Voting Stock or in which such Person beneficially owns or holds ten percent (10%) or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

“Agent” shall mean the ABL Agent or the Term Loan Agent, as applicable and “Agent” shall mean both the ABL Agent and the Term Loan Agent.

“Aggregate Principal Exposure” shall mean that the aggregate principal amount of, without duplication, any issued but undrawn letters of credit, any reimbursement obligations for drawn letters of credit, term loans, revolving loans, bonds, debentures, notes or similar Instruments (excluding, in any event, Bank Product Debt) issued under the ABL Credit Documents or the Term Loan Credit Documents, as applicable.

“Agreement” shall mean this Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Bank Product” has the meaning set forth in the ABL Credit Agreement.

“Bank Product Debt” of any Person shall mean the Indebtedness and other obligations of such Person pursuant to any Bank Products.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Law” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of North Carolina or the State of New York.

“Capital Lease” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a capital lease on the balance sheet of such Person.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Certificated Security” has the meaning set forth in the UCC.

“Chattel Paper” has the meaning set forth in the UCC.

“Claimholders” shall mean the Term Loan Claimholders and the ABL Claimholders.

“Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Collateral” shall mean all of the assets and property of any Grantor, whether tangible or intangible.

“Company” means (i) before giving effect to the merger between Borrower and Initial Borrower, Initial Borrower and (ii) upon and after giving effect to the merger between Borrower and Initial Borrower, Borrower.

“Controlled Account” shall mean those certain Deposit Accounts of any Grantor subject to Liens under the terms of the ABL Collateral Documents and the Term Loan Collateral Documents.

“Credit Documents” shall mean the Term Loan Credit Documents and the ABL Credit Documents.

“Deposit Accounts” has the meaning set forth in the UCC.

“DIP Financing” has the meaning set forth in Section 6.1.

“Discharge of ABL Obligations” shall mean (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such interest is, or would be, allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the ABL Credit Documents and termination of all commitments to lend or otherwise extend credit under the ABL Credit Documents, (b) payment in full in cash of all other ABL Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding), (c) termination, cancellation or cash collateralization (in an amount reasonably satisfactory to the ABL Agent) of all letters of credit issued under the ABL Credit Documents and (d) termination or cash collateralization (in an amount reasonably satisfactory to the applicable ABL Bank Product Provider or ABL Hedging Agreement Provider) of any Bank Products (to the extent that the obligations under such Bank Products constitute ABL Loan Obligations) and the payment in full in cash of all Bank Product Debt (to the extent such Bank Product Debt constitutes ABL Loan Obligations), subject, with respect to the aggregate amount of the items set forth in the foregoing clauses (a) through (d), to the limitations set forth in the definition of Maximum ABL Obligations.

“Documents” has the meaning set forth in the UCC.

“Domestic Subsidiaries” shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any state of the United States or the District of Columbia.

“Electronic Chattel Paper” has the meaning set forth in the UCC.

“Enforcement Action” shall mean the exercise of any rights or remedies against any Collateral, including, without limitation, any right to take possession or control of any Collateral under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement, any right of set-off or recoupment and any enforcement, collection, execution, levy or foreclosure action or proceeding taken against the Collateral.

“Foreign Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

“Goods” has the meaning set forth in the UCC.

“Grantors” has the meaning set forth in the introductory paragraph of this Agreement.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable Instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreement” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw material values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreement or other interest or exchange rate hedging agreements.

“Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date which is six (6) months prior to the latest to occur of (1) so long as the Term Loan Credit Agreement shall remain outstanding, the Maturity Date (as defined in the Term Loan Credit Agreement) or (2) the Termination Date (as defined in the ABL Credit Agreement); (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law; and (j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP. Notwithstanding the foregoing, Indebtedness shall not include (1) any obligations of the Grantors or any of their Subsidiaries in respect of rail lease obligations and (2) advances made to the Grantors or any of their Subsidiaries in respect of capital projects.

“Insolvency or Liquidation Proceeding” shall mean any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other Bankruptcy Law or insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Instrument” has the meaning set forth in the UCC.

“Intellectual Property” shall mean, as to each Grantor, such Grantor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Grantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

“Inventory” has the meaning set forth in the UCC, including all Goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such Goods, or otherwise used or consumed in the Company’s business.

“ITT” shall mean ITT Corporation, a Delaware corporation, and its successors and assigns.

“ITT Insurance Claim Reimbursements” shall mean all amounts claimed (and Proceeds of such claims) by any Grantor to be owing from ITT from time to time to any Grantor in its capacity as a successor-in-interest to and/or assignee of, the rights of Pacific Coast Resources Co. under that certain Agreement of Purchase and Sale of the Capital Stock of Pennsylvania Glass Sand Corporation, dated as of September 12, 1985, made between ITT and Pacific Coast Resources Co., its successors and assigns, as amended or modified from time to time.

“Letter-of-Credit Rights” has the meaning set forth in the UCC.

“License Agreement” shall mean any agreement or other arrangement of any Grantor or any Subsidiary thereof pursuant to which such Grantor or Subsidiary has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property, material to the business of the Grantor and its Subsidiaries taken as a whole, owned by another person.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), hypothec, preference, priority, or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement filed under the UCC as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Maximum ABL Obligations” has the meaning set forth in the definition of ABL Obligations.

“Obligations” shall mean Term Loan Obligations or the ABL Obligations, as applicable.

“Parent” means (i) before giving effect to the merger between Acquisition Co and Holdings, Acquisition Co and (ii) upon and after giving effect to the merger between Acquisition Co and Holdings, Holdings.

“Payment Intangibles” has the meaning set forth in the UCC.

“Person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Proceeds” has the meaning set forth in the UCC.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Grantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all Payment Intangibles; (d) letters of credit, indemnities, guarantees, security or other deposits and Proceeds thereof issued payable to such Grantor or otherwise in favor of or delivered to such Grantor in connection with any Account; or Inventory or (e) all other accounts and other forms of obligations owing to any Grantor arising from the sale or lease of Inventory or Accounts or the rendition of services.

“Records” shall mean, as to each Grantor, all of such Grantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Grantor with respect to the foregoing maintained with or by any other person).

“Recovery” has the meaning set forth in Section 6.7.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, replace or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Required Lenders” shall mean with respect to the ABL Credit Agreement or the Term Loan Credit Agreement, as applicable, those ABL Lenders or Term Loan Lenders, as applicable, the approval of which is required to approve an amendment or modification of, termination or waiver of any provision of or consent to any departure from the ABL Credit Agreement or the Term Loan Credit Agreement (or would be required to effect such consent under this Agreement if such consent were treated as an amendment of the ABL Credit Agreement or the Term Loan Credit Agreement) as applicable.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

“Supporting Obligations” has the meaning set forth in the UCC.

“Term Loan Agent” has the meaning set forth in the introductory paragraph of this Agreement.

“Term Loan Claimholders” shall mean, at any relevant time, the holders of Term Loan Obligations at such time, including without limitation the Term Loan Lenders, and any agent under the Term Loan Credit Agreement and Term Loan Hedging Agreement Providers.

“Term Loan Collateral Documents” shall mean the Collateral Documents (as defined in the Term Loan Credit Agreement as amended, restated, supplemented or modified from time to time), and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Loan Obligations or under which rights or remedies with respect to such Liens are governed.

“Term Loan Credit Agreement” shall mean (a) the Credit Agreement dated as of the date hereof among the Grantors, the Term Loan Lenders and the Term Loan Agent, as amended, restated, supplemented or modified from time to time and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or Instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend, increase (subject to the limitations set forth herein), or Refinance in whole or in part the Indebtedness and other obligations outstanding under the Term Loan Credit Agreement or any subsequent Term Loan Credit Agreement (as amended, restated, supplemented or modified from time to time), unless such agreement or Instrument expressly provides that it is not intended to be and is not a Term Loan Credit Agreement hereunder. Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.

“Term Loan Credit Documents” shall mean the Term Loan Credit Agreement, Term Loan Hedging Agreements, the other Loan Documents (as defined in the Term Loan Credit Agreement) and any other document or instrument executed or delivered at any time in connection with the Term Loan Credit Agreement, to the extent such are effective at the relevant time, as each may be modified from time to time in accordance with this Agreement.

“Term Loan Enforcement Date” shall mean the date which is 90 days after the occurrence of (i) an Event of Default (under and as defined in the Term Loan Credit Agreement) and the demand by the Term Loan Agent for the payment of the Term Loan Obligations under the Term Loan Credit Documents and (ii) the Term Loan Agent’s receipt of written notice from the ABL Agent certifying that an Event of Default (under and as defined in the ABL Credit Agreement) has occurred and is continuing and that the demand for the payment of the ABL Obligations under the ABL Credit Documents has been made; provided that the Term Loan Enforcement Date shall be stayed and thereby deemed not to have occurred (1) at any time that the ABL Agent or the ABL Claimholders have commenced and are then diligently pursuing any Enforcement Action with respect to all or a material portion of the ABL Priority Collateral, (2) at any time any Grantor is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding or (3) if the acceleration of the Term Loan Obligations under the Term Loan Credit Documents is rescinded in accordance with the terms of the Term Loan Credit Agreement.

“Term Loan Exclusive Collateral” shall mean all Collateral other than the ABL Priority Collateral.

“Term Loan Hedging Agreements” shall mean any “Hedge Agreement”, as such term is defined in the Term Loan Credit Agreement.

“Term Loan Hedging Agreement Provider” shall mean any “Hedge Agreement Counterparty”, as such term is defined in the Term Loan Credit Agreement.

“Term Loan Lenders” shall mean any “Lender” as such term is defined in the Term Loan Credit Agreement.

“Term Loan Obligations” shall mean any and all loans, letter of credit obligations and all other obligations, liabilities and Indebtedness of every kind, nature and description owing by any Grantor under (a) the Term Loan Credit Agreement, (b) the other Term Loan Credit Documents, (c) Term Loan Hedging Agreements and (d) the Guaranties (as defined in the Term Loan Credit Agreement). “Term Loan Obligations” shall include (i) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) in accordance with the rate specified in the relevant Term Loan Credit Document and (ii) all fees, costs and charges incurred in connection with the Term Loan Credit Documents and provided for thereunder, in the case of each of clause (i) and clause (ii) whether before or after commencement of an Insolvency or Liquidation Proceeding and irrespective of whether any claim for such interest, fees, costs or charges is allowed as a claim in such Insolvency or Liquidation Proceeding.

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Voting Stock” shall mean, with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, Instrument or other document herein shall be construed as referring to such agreement, Instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Exhibits or Sections shall be construed to refer to Exhibits or Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2. LIEN PRIORITIES

2.1 Scope of Collateral. The ABL Agent, for and on behalf of the ABL Claimholders, hereby acknowledges that the Term Loan Agent, for and on behalf of the Term Loan Claimholders, has been granted Liens upon all of the Collateral pursuant to the Term Loan Credit Documents to secure the Term Loan Obligations. The Term Loan Agent, for and on behalf of the Term Loan Claimholders, hereby acknowledge that the ABL Agent, for and on behalf of the ABL Claimholders, has been granted Liens upon all of the ABL Priority Collateral pursuant to the ABL Credit Documents to secure the ABL Obligations.

2.2 Priority.

(a) Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien in favor of any Claimholder in any ABL Priority Collateral, and notwithstanding any conflicting terms or conditions which may be contained in any of the Credit Documents, subject to Section 2.2(c), the Liens upon the ABL Priority Collateral securing the ABL Obligations shall have priority over the Liens upon the ABL Priority Collateral securing the Term Loan Obligations and such Liens upon the ABL Priority Collateral securing the Term Loan Obligations are and shall be junior and subordinate to the Liens upon the ABL Priority Collateral securing the ABL Obligations in all respects.

(b) Intentionally Omitted.

(c) Notwithstanding the foregoing clause (a) or anything else in this Agreement to the contrary, the Aggregate Principal Exposure of extensions of credit made by the ABL Lenders to any of the Grantors that exceed the Maximum ABL Obligations, shall not be considered ABL Obligations for purposes of the Lien priority set forth in Section 2.2(a) above with respect to the ABL Priority Collateral. To the extent provided under the ABL Credit Documents, all such extensions of credit in excess of the Maximum ABL Obligations shall continue to be secured by the ABL Priority Collateral; provided, that the Liens on the ABL Priority Collateral securing such extensions of credit in excess of the Maximum ABL Obligations shall be junior and subordinate to the Liens on the ABL Priority Collateral securing the Term Loan Obligations.

2.3 Failure to Perfect. Subject to Section 2.2(c), the Liens upon the ABL Priority Collateral securing the ABL Obligations shall be and remain senior in all respects and prior to the Liens on the ABL Priority Collateral securing the Term Loan Obligations, notwithstanding any failure of any Claimholder to perfect its Lien upon the ABL Priority Collateral, the subordination of its Lien on the ABL Priority Collateral to any Lien securing any other obligation of any Grantor, or the avoidance, invalidation or lapse of its Lien on the ABL Priority Collateral.

2.4 Prohibition on Contesting Liens. The ABL Agent, for itself and on behalf of each ABL Claimholder, and the Term Loan Agent, for itself and on behalf of each Term Loan Claimholder, agree that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity or enforceability of a Lien held by or on behalf of any of the Term Loan Claimholders in any Collateral or by or on behalf of any of the ABL Claimholders in any ABL Priority Collateral, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any such party to enforce this Agreement, including the priority of the Lien held by it or for its benefit on its respective Collateral as provided in Sections 2.2 and 3.1.

2.5 Limitation on Collateral for ABL Claimholders. The ABL Agent agrees that neither the ABL Agent nor any other ABL Claimholder shall acquire or hold any Lien on any assets of any Grantor (or any Subsidiary thereof) to secure any ABL Obligations other than the ABL Priority Collateral. If any ABL Claimholder shall (nonetheless and in breach hereof) acquire any Lien on any assets other than the ABL Priority Collateral of any Grantor or any of its Subsidiaries to secure the ABL Obligations, then such ABL Claimholder shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any ABL Credit Document release such Lien.

SECTION 3. ENFORCEMENT

3.1 Enforcement.

(a) So long as the Discharge of ABL Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Company or any other Grantor:

(i) the Term Loan Agent and the Term Loan Claimholders:

(A) from the date hereof until the occurrence of the Term Loan Enforcement Date, will not take any Enforcement Action with respect to any ABL Priority Collateral;

(B) will not contest, protest or object to, or otherwise interfere with, hinder, or delay, any Enforcement Action by the ABL Agent or any other ABL Claimholder with respect to the ABL Priority Collateral; provided that the respective interests of the Term Loan Claimholders attach to the proceeds thereof, subject to the relative priorities described in Section 2 and Section 4; and

(C) subject to the rights of the Term Loan Agent under clause (i)(A) above, will not contest, protest or object to the forbearance by the ABL Agent or the other ABL Claimholders from bringing or pursuing any Enforcement Action with respect to the ABL Priority Collateral;

(ii) subject to Section 5.1, the ABL Agent and the other ABL Claimholders shall have the exclusive right to commence and, if applicable, maintain an Enforcement Action and make determinations regarding the release, disposition, or restrictions with respect to the ABL Priority Collateral without any consultation with or the consent of the Term Loan Agent or any other Term Loan Claimholder; provided, that

(A) in any Insolvency or Liquidation Proceeding commenced by or against Company or any other Grantor, the Term Loan Agent may file a claim or statement of interest with respect to the Term Loan Obligations;

(B) the Term Loan Agent may take any action (not adverse to the Liens on the ABL Priority Collateral securing the ABL Obligations, or the rights of the ABL Agent or the other ABL Claimholders to exercise remedies in respect thereof) in order to preserve or protect their Liens on the ABL Priority Collateral;

(C) the Term Loan Claimholders shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Term Loan Claimholders, including without limitation any claims secured by the ABL Priority Collateral, in each case in accordance with the terms of this Agreement;

(D) in any Insolvency or Liquidation Proceeding, the Term Loan Claimholders shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement;

(E) in any Insolvency or Liquidation Proceeding, the Term Loan Claimholders shall be entitled to vote on any plan of reorganization, except to the extent inconsistent with the provisions hereof; and

(F) the Term Loan Agent or any Term Loan Claimholder may exercise any of their rights or remedies with respect to the Term Loan Exclusive Collateral consistent with the terms of this Agreement.

(b) Intentionally Omitted.

(c) In exercising rights and remedies with respect to the ABL Priority Collateral, the ABL Agent and the ABL Claimholders may enforce the provisions of the ABL Credit Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by the ABL Agent and the ABL Claimholders to sell or otherwise dispose of such ABL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(d) The ABL Agent, on behalf of itself and the ABL Claimholders, agrees that it will not take or receive any Collateral or any Proceeds of Collateral in connection with the exercise of any right or remedy (including set-off or recoupment) with respect to any Collateral, except to the extent such Collateral, or Proceeds thereof, constitutes its ABL Priority Collateral, and that any such Collateral or Proceeds thereof taken or received by it that does not constitute its ABL Priority Collateral will be paid over to the Term Loan Agent pursuant to Section 4.2, unless and until the Discharge of ABL Obligations has occurred except as expressly provided in Section 6.4. Without limiting the generality of the foregoing, unless and until the Discharge of ABL Obligations has occurred, the sole right of the Term Loan Agent and the Term Loan Claimholders with respect to the ABL Priority Collateral is to hold a Lien on the ABL Priority Collateral pursuant to the Term Loan Credit Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of ABL Obligations has occurred in accordance with the terms of the ABL Credit Documents and applicable law.

(e) Subject to the proviso in clause (ii) of Section 3.1(a), the Term Loan Agent, for itself and on behalf of the Term Loan Claimholders, (i) agrees that neither it nor such Term Loan Claimholders will take any action that would hinder, delay or impede any exercise of remedies by the ABL Agent and ABL Claimholders under the ABL Credit Agreement with respect to the ABL Priority Collateral, including any sale, lease, exchange, transfer or other disposition of such ABL Priority Collateral, whether by foreclosure or otherwise, and (ii) hereby waives any and all rights it or the Term Loan Claimholders may have as a junior lien creditor or otherwise to object to the manner or order in which the ABL Agent or the ABL Claimholders seek to enforce the Liens granted in the ABL Priority Collateral.

3.2 Actions Upon Breach.

(a) If any Claimholder commences or participates in any Enforcement Action against any Grantor or the ABL Priority Collateral in violation of this Agreement, the Agent for the other group of Claimholders may interpose in the name of such other Claimholders or in the name of such Grantor the making of this Agreement as a defense or dilatory plea.

(b) Should any Claimholder in any way take, or attempt or threaten to take, contrary to this Agreement, any Enforcement Action with respect to ABL Priority Collateral, or fail to take any action required by this Agreement, the Agent for the other group of Claimholders (in its own name or in the name of a Grantor) may obtain relief against such offending Claimholder by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by all of the Claimholders that (i) the damages from such actions may be difficult to ascertain and may be irreparable, and (ii) the offending Claimholder waives any defense that the other group of Claimholders cannot demonstrate damage or be made whole by the awarding of damages.

SECTION 4. PAYMENTS

4.1 Application of Proceeds.

(a) So long as the Discharge of ABL Obligations has not occurred, (i) any Proceeds of ABL Priority Collateral received in connection with the sale or other disposition of the ABL Priority Collateral (other than a sale or other disposition permitted by the terms of the ABL Credit Documents and with respect to which prepayment of the ABL Obligations with the proceeds thereof is not required by the terms of the ABL Credit Documents), or collection on the ABL Priority Collateral upon the exercise of remedies, shall be applied by the ABL Agent to the ABL Obligations in such order as specified in the relevant ABL Credit Documents and (ii) if an Event of Default (as defined in the ABL Credit Agreement) has occurred and is continuing, no Proceeds of ABL Priority Collateral may be applied to the Term Loan Obligations. Upon the Discharge of the ABL Obligations, the ABL Agent shall deliver to the Term Loan Agent any Proceeds of ABL Priority Collateral held by it in the same form as received, with any necessary endorsements or, as a court of competent jurisdiction may otherwise direct, to be applied by the Term Loan Agent to the Term Loan Obligations in such order as specified in the Term Loan Credit Documents.

(b) Intentionally Omitted.

(c) Except as set forth in this Section 4.1(c), nothing in this Agreement shall require any Agent or any Claimholder to determine the source or priority of funds received by it and applied to its Obligations. In the absence of fraudulent conduct, willful misconduct or gross negligence, the sole remedy of any Agent or Claimholder for the tender and application of Proceeds of the ABL Priority Collateral to the Obligations of the other Claimholders shall be to proceed directly against the Grantors unless, prior to the application of such Proceeds to the Obligations of the other Claimholders, the Agent for the other Claimholders shall have a received written notice that such Proceeds are (or will be) the Proceeds of ABL Priority Collateral with such notice to contain the following information: (i) a description of such ABL Priority Collateral that is being sold, transferred or otherwise disposed of to generate the Proceeds, (ii) a description of the transaction generating the Proceeds and (iii) the actual or anticipated date of such transaction.

4.2 Payment Turnover.

(a) So long as the Discharge of ABL Obligations has not occurred, any ABL Priority Collateral or Proceeds thereof (together with assets or Proceeds subject to Liens referred to in Section 6.4) received by the Term Loan Agent or any other Term Loan Claimholders in connection with the exercise of any right or remedy (including set-off or recoupment) in respect of the ABL Priority Collateral shall be segregated and held in trust and forthwith paid over to the ABL Agent for the benefit of the ABL Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The ABL Agent is hereby authorized to make any such endorsements as agent for the Term Loan Agent or any such Term Loan Claimholders. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

(b) Intentionally Omitted.

SECTION 5. OTHER AGREEMENTS

5.1 Releases.

(a) If, in connection with:

(i) the exercise of any ABL Agent’s remedies in respect of the ABL Priority Collateral, including any sale, lease, exchange, transfer or other disposition of any such Collateral (an “ABL Priority Collateral Exercise of Remedies”); or

(ii) any sale, lease, exchange, transfer or other disposition of any ABL Priority Collateral permitted or otherwise consented to under the terms of the ABL Credit Documents (whether or not an event of default thereunder, and as defined therein, has occurred and is continuing) (an “ABL Priority Collateral Disposition”);

the ABL Agent, for itself or on behalf of any of the ABL Claimholders, releases any of its Liens on any part of the ABL Priority Collateral other than in connection with the Discharge of the ABL Obligations, then the Liens of the Term Loan Agent, for itself or for the benefit of the Term Loan Claimholders, on such ABL Priority Collateral, shall be automatically, unconditionally and simultaneously released (the “ABL Priority Collateral Subordinated Lien Release”) and the

Term Loan Agent, for itself or on behalf of any such Term Loan Claimholders, promptly shall execute and deliver to the ABL Agent or such Grantor such termination statements, releases and other documents as the ABL Agent or such Grantor may request to effectively confirm such release; provided, however, that the ABL Priority Collateral Subordinated Lien Release shall not occur without the consent of the Term Loan Agent in the case of an ABL Priority Collateral Exercise of Remedies, as to any ABL Priority Collateral the net Proceeds of the disposition of which will not be applied to repay (and, to the extent applicable, to reduce permanently commitments with respect to) the ABL Obligations.

(b) Until the Discharge of ABL Obligations occurs, the Term Loan Agent, for itself and on behalf of the Term Loan Claimholders, hereby irrevocably constitutes and appoints the ABL Agent and any officer or agent of the ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Term Loan Agent or such holder or in the ABL Agent’s own name, from time to time in the ABL Agent’s discretion, for the purpose of carrying out the terms of Section 5.1(a), to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of Section 5.1(a), including any endorsements or other instruments of transfer or release. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

(c) Until the Discharge of ABL Obligations occurs, to the extent that the ABL Agent for itself and on behalf of the ABL Claimholders has released any Lien on ABL Priority Collateral and any such Liens are later reinstated or the ABL Agent, on behalf of the ABL Claimholders, obtain any new Liens on the ABL Priority Collateral from Grantors, then each Term Loan Agent for itself and on behalf of the Term Loan Claimholders shall be granted a Lien on any such ABL Priority Collateral or have its Lien reinstated, as the case may be, subject to the priorities set forth in Section 2.

5.2 Insurance. The ABL Agent and the Term Loan Agent shall be named as additional insureds and as loss payee (on behalf of the ABL Agent, the ABL Claimholders, the Term Loan Agent and the Term Loan Claimholders, as their interests may appear) under any insurance policies maintained from time to time by any Grantor with respect to the ABL Priroity Collateral. As between the ABL Agent and the ABL Claimholders, on the one hand, and the Term Loan Agent and the Term Loan Claimholders on the other, the ABL Agent and the ABL Claimholders shall have the sole and exclusive right, in accordance with the terms of the ABL Credit Documents, (a) to adjust or settle any insurance policy or claim in the event of any loss with respect to the ABL Priority Collateral and (b) to approve any award granted in any condemnation or similar proceeding affecting the ABL Priority Collateral. All Proceeds of any such policy and any such award in respect of the ABL Priority Collateral that are payable to the Agents shall be paid to the ABL Agent for the benefit of the ABL Claimholders to the extent required under the ABL Credit Documents and thereafter to the Term Loan Agent for the benefit of the Term Loan Claimholders to the extent required under the Term Loan Credit Documents and then to the owner of the subject property or as a court of competent jurisdiction may otherwise direct. If any Claimholder shall, at any time, receive any Proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such Proceeds in accordance with the terms of Section 4.2.

5.3 Each Agent as Bailee.

(a) The ABL Agent agrees to hold any ABL Priority Collateral that can be perfected by the possession or control of such ABL Priority Collateral or of any account in which such ABL Priority Collateral is held, and if such ABL Priority Collateral or any such account is in fact in the possession or under the control of the ABL Agent, or of agents or bailees of the ABL Agent (such ABL Priority Collateral being referred to herein as the “Pledged Collateral”) as bailee (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and agent, as the case may be, for and on behalf of the Term Loan Agent (and any assignee thereof) solely for the purpose of perfecting the security interest, if any, granted to the Term Loan Agent in such Pledged Collateral (including, but not limited to, any deposit accounts, if any) pursuant to the Term Loan Collateral Documents, subject to the terms and conditions of this Section 5.3.

(b) Until the Discharge of ABL Obligations has occurred, ABL Agent shall be entitled to deal with the Pledged Collateral constituting ABL Priority Collateral in accordance with the terms of the ABL Collateral Documents as if the Liens of Term Loan Agent under the Term Loan Collateral Documents did not exist. The rights of ABL Agent and Term Loan Agent shall at all times be subject to the terms of this Intercreditor Agreement and, in the case of ABL Agent, to ABL Agent’s rights under the ABL Collateral Documents and, in the case of Term Loan Agent, to Term Loan Agent’s rights under the Term Loan Collateral Documents.

(c) The ABL Agent shall have no obligation whatsoever to the Term Loan Agent or any other Secured Party to assure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.3. The duties or responsibilities of the ABL Agent under this Section 5.3 shall be limited solely (i) to holding the Pledged Collateral as bailee and agent for and on behalf of the Term Loan Agent for purposes of perfecting the Lien held by the Term Loan Agent and (ii) delivering such collateral as set forth in Section 5.4.

(d) Each Agent shall not have by reason of the ABL Collateral Documents, the Term Loan Collateral Documents or this Intercreditor Agreement or any other document a fiduciary relationship in respect of the other Agent or any of the other persons for whose benefit such Agent hold Liens and shall not have any liability to the other Agent or any such other person in connection with its holding the Pledged Collateral, other than for its gross negligence or willful misconduct as determined by a final, non-appealable order of a court of competent jurisdiction.

5.4 Transfer of Pledged Collateral. Upon the Discharge of ABL Obligations, to the extent permitted under applicable law, ABL Agent shall, without recourse or warranty, transfer the possession and control of the Pledged Collateral, if any, then in its possession or control to Term Loan Agent, except in the event and to the extent (a) ABL Agent or any other ABL Claimholder has retained or otherwise acquired such Collateral in full or partial satisfaction of any of the ABL Obligations, (b) such Collateral is sold or otherwise disposed of by ABL Agent or any other ABL Claimholder or by a Grantor as provided herein or (c) it is otherwise required by any order of any court or other governmental authority or applicable law or would result in the risk of liability of ABL Agent or any other ABL Claimholder to any third party. The foregoing provision shall not impose on ABL Agent or any other ABL Claimholder any obligations which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law. In connection with any transfer described herein to Term Loan Agent, ABL Agent agrees to take reasonable actions in its power (with all costs and expenses in connection therewith to be for the account of and to be paid by Grantors) as shall be reasonably requested by Term Loan Agent to permit Term Loan Agent to obtain, for the benefit of the Term Loan Claimholders, a first priority security interest in the Pledged Collateral.

5.5 Access to Term Loan Exclusive Collateral. In the event that Term Loan Agent shall acquire control or possession of any of the Term Loan Exclusive Collateral or shall, through the exercise of remedies under the Term Loan Credit Documents or otherwise, sell any of the Term Loan Exclusive Collateral to any third party (a “Third Party Purchaser”), the Term Loan Agent shall, to the extent permitted by law, permit the ABL Agent (or shall require as a condition of such sale to the Third Party Purchaser that the Third Party Purchaser agree to permit the ABL Agent), at the ABL Agent’s option: (i) to enter any of the premises of any Grantor (or Third Party Purchaser) constituting such Term Loan Exclusive Collateral under such control or possession (or sold to a Third Party Purchaser) in order to inspect, remove or take any action with respect to the ABL Priority Collateral or to enforce the ABL Agent’s rights with respect thereto, including, but not limited to, the examination and removal of ABL Priority Collateral and the examination and duplication of any Collateral (to the extent not ABL Priority Collateral) under such control or possession (or sold to a Third Party Purchaser) consisting of books and records of any Grantor related to the ABL Priority Collateral; (ii) to use the Term Loan Exclusive Collateral for the purpose of manufacturing or processing raw materials or work in process into finished Inventory; (iii) to use any of the Term Loan Exclusive Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of computers or other data processing equipment related to the storage or processing of records, documents or files pertaining to the ABL Priority Collateral and use any Term Loan Exclusive Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of other equipment to handle, deal with, dispose of (including pursuant to one or more public or private sales or auctions), bill, process and/or collect any ABL Priority Collateral pursuant to the ABL Agent’s rights as set forth in the ABL Credit Documents, the UCC of any applicable jurisdiction and other applicable law, and (iv) to use any of the Term Loan Exclusive Collateral consisting of intellectual property rights owned or controlled by the Term Loan Agent or the other Term Loan Claimholders as is or may be necessary for the ABL Agent to liquidate the ABL Priority Collateral. Such use by ABL Agent of the Term Loan Exclusive Collateral shall not be on an exclusive basis.

(b) The ABL Agent hereby acknowledges, for itself and on behalf of the other ABL Claimholders that, during the period any ABL Priority Collateral shall be under control or possession of the Term Loan Agent, the Term Loan Agent shall not be obligated to take any action to protect or to procure insurance with respect to such ABL Priority Collateral, it being understood that Term Loan Agent shall have no responsibility for loss or damage to the ABL Priority Collateral (other than as a result of the gross negligence or willful misconduct of the Term Loan Agent or its agents, as determined by a final non appealable judgment of a court of competent jurisdiction) and that all the risk of loss or damage to the ABL Priority Collateral shall remain with the ABL Claimholders; provided, that to the extent insurance obtained by the Term Loan Agent provides coverage for risks relating to access to or use of ABL Priority Collateral, the ABL Agent will be made an additional named insured thereunder.

(c) The rights of ABL Agent set forth in Section 5.5(a)(i)-(iii) above shall continue until the later of (i) 180 days after the date ABL Agent receives written notice from the Term Loan Agent that the Term Loan Agent has control or possession of the Term Loan Exclusive Collateral at issue and (ii) the sale or other disposition of such Term Loan Exclusive Collateral by the Term Loan Agent or the other Term Loan Claimholders. Such time period shall be tolled during the pendency of any Insolvency Proceeding of any Grantor or other proceedings pursuant to which both the ABL Claimholders and the Term Loan Claimholders are effectively stayed from enforcing their rights against the ABL Priority Collateral. In no event shall any Term Loan Claimholder take any action to interfere, limit or restrict the rights of ABL Agent or the exercise of such rights by ABL Agent to have access to or to use any of such Collateral pursuant to Section 5.4(a) prior to the expiration of such period.

(d) During the actual occupation by ABL Agent, its agents or representatives, of any real property constituting Term Loan Exclusive Collateral during the access and use period permitted by Section 5.5(a) above, the ABL Claimholders shall be obligated to pay to the Term Loan Claimholders any rent payable to third parties and all utilities, taxes and other maintenance and operating costs of such real property during any such period of actual occupation by ABL Agent, but only to the extent the Term Loan Claimholders are required to pay or are otherwise paying any such rent, utilities, taxes or other maintenance and operating costs during the actual occupation of such real property by ABL Agent, its agents or representatives.

5.6 Consent to Limited License. Term Loan Agent, for itself and on behalf of the other Term Loan Claimholders, (i) acknowledges and consents to the grant to the ABL Agent by the applicable Grantor on the date hereof of a limited, non-exclusive royalty-free license in the form of Exhibit A hereto (the “Closing Date License”) and (ii) agrees that its Liens in the Term Loan Exclusive Collateral shall be subject to the Closing Date License. Furthermore, Term Loan Agent agrees that, in connection with any foreclosure sale conducted by Term Loan Agent, or other exercise of possession or control, in any case in respect of Term Loan Exclusive Collateral of the type described in the Closing Date License (the “IP Collateral”), (A) any notice required to be given by Term Loan Agent in connection with such foreclosure shall contain an acknowledgement that Term Loan Agent’s Lien is subject to the Closing Date License, (B) Term Loan Agent shall deliver a copy of the Closing Date License to any purchaser at such foreclosure and provide written notice to such purchaser that Term Loan Agent’s Lien and the purchaser’s rights in the transferred IP Collateral are subject to the Closing Date License and (C) the purchaser shall acknowledge in writing that it purchased the IP Collateral subject to the Closing Date License.

SECTION 6. INSOLVENCY OR LIQUIDATION PROCEEDINGS

6.1 Use of Cash Collateral and Financing Issues. Until Discharge of the ABL Obligations has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the ABL Agent shall desire to permit the use of cash collateral which constitutes ABL Priority Collateral or to permit any Grantor to obtain financing secured by such ABL Priority Collateral, from one or more of the ABL Claimholders, under Section 363 or Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (such financing, a “DIP Financing”), then the Term Loan Agent, on behalf of itself and the other Term Loan Claimholders, (a) agrees that it will raise no objection to such use of cash collateral or DIP Financing nor support any other Person objecting to, such sale, use, or lease of cash collateral or DIP Financing and will not request any form of adequate protection or any other relief in connection therewith (except as agreed by the ABL Agent or to the extent expressly permitted by Section 6.4) and, to the extent the Liens securing the ABL Obligations are subordinated to or pari passu with the Liens securing such DIP Financing, the Term Loan Agent will subordinate its Liens in the ABL Priority Collateral to (i) the Liens securing such DIP Financing (and all Obligations relating thereto), (ii) any adequate protection Liens provided to the ABL Claimholders and (iii) any “carve-out” for professional or United States Trustee fees agreed to by the ABL Agent; and (b) agrees that notice received two (2) calendar days prior to the entry of an order approving such usage of cash collateral or approving such DIP Financing shall be adequate notice; provided that the foregoing shall not prohibit the Term Loan Agent or the Term Loan Claimholders from objecting solely to any provisions in any agreement regarding the use of cash collateral or any DIP Financing relating to, describing or requiring any provision or content of a plan of reorganization other than any provisions requiring that the DIP Financing be paid in full in cash.

6.2 Sale Issues. The Term Loan Agent, on behalf of itself and the Term Loan Claimholders, agrees that it will raise no objection to or oppose a sale or other disposition of any ABL Priority Collateral free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code if the ABL Agent has consented to such sale or disposition of such assets so long as the interests of the Term Loan Agent and the Term Loan Claimholders attach to the Proceeds thereof, subject to the terms of this Agreement. If requested by the ABL Agent in connection therewith, the Term Loan Agent shall affirmatively consent to such a sale or disposition.

6.3 Relief from the Automatic Stay. Until the Discharge of the ABL Obligations has occurred, the Term Loan Agent, on behalf of itself and the Term Loan Claimholders, agrees that none of them shall (i) seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any ABL Priority Collateral without the prior written consent of the ABL Agent, or (ii) oppose any request by the ABL Agent or any ABL Claimholder to seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Priority Collateral.

6.4 Adequate Protection.

(a) The ABL Agent, on behalf of itself and the ABL Claimholders, may seek adequate protection of its interest in the ABL Priority Collateral and the Term Loan Agent, on behalf of itself and the Term Loan Claimholders, agrees that none of them shall contest (or support any other person contesting) (i) any such request for adequate protection by the ABL Agent or (ii) any objection by the ABL Agent or the ABL Claimholders to any motion, relief, action or proceeding based on the ABL Agent or the ABL Claimholders claiming a lack of adequate protection of their interests in the ABL Priority Collateral.

(b) The Term Loan Agent, on behalf of itself and the Term Loan Claimholders, may seek adequate protection of its junior interest in the ABL Priority Collateral, subject to the provisions of this Agreement, only if (i) the ABL Agent is granted adequate protection in the form of a replacement Lien on post-petition collateral of the same type as the ABL Priority Collateral, and (ii) such additional protection requested by the Term Loan Agent is in the form of a replacement Lien on such post-petition collateral of the same type as the ABL Priority Collateral, which Lien, if granted, will be subordinated to the adequate protection Liens granted in favor of the ABL Agent on such post-petition collateral and the Liens securing any DIP financing (and all Obligations relating thereto) secured by such ABL Priority Collateral on the same basis as the Liens of the Term Loan Agent on the ABL Priority Collateral are subordinated to the Liens of the ABL Agent on the ABL Priority Collateral under this Agreement. In the event that the Term Loan Agent, on behalf of itself or any of the Term Loan Claimholder for whom it acts as agent, seeks or requests (or is otherwise granted) adequate protection of its junior interest in the ABL Priority Collateral in the form of a replacement Lien on additional collateral in any form, then the Term Loan Agent, on behalf of itself and the Term Loan Claimholders, agrees that the ABL Agent shall also be granted a replacement Lien on such additional collateral as adequate protection of its senior interest in the ABL Priority Collateral and that such Term Loan Agent’s replacement Lien shall be subordinated to the replacement Lien of the ABL Agent. If any Agent or Claimholder receives as adequate protection a Lien on post-petition assets of the same type as its pre-petition ABL Priority Collateral, then such post-petition assets shall also constitute ABL Priority Collateral of such Person to the extent of any allowed claim secured by such adequate protection Lien.

(c) The Term Loan Agent on behalf of itself and the Term Loan Claimholders, may seek and receive additional adequate protection of its junior interest in ABL Priority Collateral, subject to the provisions of this Agreement, in the form of a superpriority administrative expense claim, including a claim arising under 11 U.S.C. § 507(b), which superpriority administrative expense claim shall be junior in all respects to any superpriority administrative expense claim granted to the ABL Claimholders with respect to such ABL Priority Collateral. In the event the Term Loan Agent, on behalf of itself and the Term Loan Claimholders, seeks or receives protection of its junior interest in ABL Priority Collateral and is granted a superpriority administrative expense claim, including a claim arising under 11 U.S.C. § 507(b), then the Term Loan Agent, on behalf of itself and the Term Loan Claimholders, agrees that the ABL Claimholders shall receive a superpriority administrative expense claim which shall be senior in all respects to the superpriority administrative expense claim granted to the Term Loan Agent with respect to such ABL Priority Collateral.

6.5 Separate Grants of Security and Separate Classification. Each of the Grantors and each of the Claimholders acknowledges and agrees with respect to each class of ABL Priority Collateral that (a) the grants of Liens pursuant to the ABL Collateral Documents and the Term Loan Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the ABL Priority Collateral, the ABL Obligations and the Term Loan Obligations are fundamentally different from one another and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Claimholders and Term Loan Claimholders in respect of the ABL Priority Collateral, constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Claimholders shall be entitled to receive, in addition to amounts distributed to them from, or in respect of, their ABL Priority Collateral in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, costs and other charges, irrespective of whether a claim for such amounts is allowed or allowable in such Insolvency or Liquidation Proceeding, before any distribution from, or in respect of, any such ABL Priority Collateral is made in respect of the claims held by the Term Loan Claimholders, with the Term Loan Claimholders hereby acknowledging and agreeing to turn over to the ABL Claimholders amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Term Loan Claimholders.

6.6 Post-Petition Claims. Neither the Term Loan Agent, nor any of the Term Loan Claimholders, shall oppose or seek to challenge any claim by the ABL Agent or any ABL Claimholder for allowance in any Insolvency or Liquidation Proceeding of Obligations consisting of post-petition interest, fees, costs, charges or expenses to the extent of the value of the lien of the ABL Agent in the ABL Priority Collateral, without regard to the existence of the Lien of the Term Loan Agent in such ABL Priority Collateral.

6.7 Avoidance Issues. If any ABL Claimholder is required in any Insolvency or Liquidation Proceeding, or otherwise, to turn over or otherwise pay to the estate of any Grantor or any Subsidiary of any Grantor any amount in respect of any ABL Obligation (a “Recovery”), then such ABL Claimholders shall be entitled to a reinstatement of their ABL Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. ABL Priority Collateral or Proceeds thereof received by the Term Loan Agent or any other Term Loan Claimholder after a Discharge of ABL Obligations and prior to the reinstatement of such ABL Obligations shall be delivered to the Agent upon such reinstatement in accordance with Section 4.2.

6.8 Expense Claims. The Term Loan Agent, for itself and on behalf of the Term Loan Claimholders, agrees that it will not (a) contest the payment of fees, expenses or other amounts to the ABL Agent or any ABL Claimholder under Section 506(b) of the Bankruptcy Code or otherwise to the extent of the value of the lien of the ABL Agent in such ABL Priority Collateral and to the extent provided for in the ABL Credit Agreement or (b) assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on parity with the Lien of the ABL Agent for costs or expenses of preserving or disposing of the ABL Priority Collateral.

6.9 Effectiveness in Insolvency or Liquidation Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor shall include such Person as a debtor-in-possession and any receiver or trustee for such Person in any Insolvency or Liquidation Proceeding.

SECTION 7. RELIANCE; WAIVERS; ETC.

7.1 Non-Reliance.

(a) The consent by the ABL Claimholders to the execution and delivery of the Term Loan Credit Documents and the grant to the Term Loan Agent on behalf of the Term Loan Claimholders of a Lien on the ABL Priority Collateral and all loans and other extensions of credit made or deemed made on and after the date hereof by the ABL Claimholders to the Grantors shall be deemed to have been given and made in reliance upon this Agreement. The Term Loan Agent, on behalf of itself and the other Term Loan Claimholders, acknowledges that it has, and the Term Loan Claimholders have, independently and without reliance on the ABL Agent or any other ABL Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Term Loan Credit Agreement, the other Term Loan Credit Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the Term Loan Credit Agreement, the other Term Loan Credit Documents or this Agreement.

(b) The consent by the Term Loan Claimholders to the execution and delivery of the ABL Credit Documents and all loans and other extensions of credit made or deemed made on and after the date hereof by the Term Loan Claimholders to the Grantors shall be deemed to have been given and made in reliance upon this Agreement. The ABL Agent, on behalf of itself and the other ABL Claimholders, acknowledges that it and the ABL Claimholders have, independently and without reliance on the Term Loan Agent or any other Term Loan Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the ABL Credit Agreement, the other ABL Credit Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the ABL Credit Agreement, the other ABL Credit Documents or this Agreement.

7.2 No Warranties or Liability. The ABL Agent, on behalf of itself and the ABL Claimholders, acknowledges and agrees that the Term Loan Agent and the Term Loan Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Term Loan Credit Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Term Loan Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Term Loan Credit Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Term Loan Agent, on behalf of itself and the Term Loan Claimholders, acknowledges and agrees that the ABL Agent and the ABL Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the ABL Credit Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The ABL Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the ABL Credit Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Term Loan Agent and the Term Loan Claimholders shall have no duty to the ABL Agent or any of the ABL Claimholders, and the ABL Agent and the ABL Claimholders shall have no duty to the Term Loan Agent or any of the Term Loan Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with Company or any Grantor (including the ABL Credit Documents and the Term Loan Credit Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3 No Waiver of Lien Priorities.

(a) No right of the ABL Agent and the ABL Claimholders, the Term Loan Agent and the Term Loan Claimholders, or any of them to enforce any provision of this Agreement or their respective Credit Documents shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by such party, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement or their respective Credit Documents, regardless of any knowledge thereof which such party may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Grantors under the applicable Credit Documents), the ABL Agent and the ABL Claimholders, and the Term Loan Agent and the Term Loan Claimholders, and any of them may, at any time and from time to time in accordance with their respective Credit Documents or applicable law, without the consent of, or notice to, the other Claimholders and without incurring any liabilities to the other Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the other Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(i) make loans and advances to any Grantor or issue, guaranty or obtain letters of credit for account of any Grantor or otherwise extend credit to any Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing (subject, in each case, to any limitations expressly set forth in this Agreement);

(ii) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of their respective Obligations or guaranty thereof or any liability of Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of their respective Obligations, without any restriction as to the amount, tenor or terms of any such increase or extension, subject to any limitations expressly set forth in this Agreement) or, subject to the provisions of this Agreement, otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by such Agent or such Claimholders, their respective Obligations or any of their respective Credit Documents; provided, however, the foregoing shall not prohibit the other Agent and the other Claimholders from enforcing, consistent with the other terms of this Agreement, any right arising under their respective Credit Agreement as a result of any Grantor’s violation of the terms hereof;

(iii) subject to the provisions of this Agreement, sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral or any liability of Company or any other Grantor to such Claimholders or such Agent, or any liability incurred directly or indirectly in respect thereof;

(iv) settle or compromise their respective Obligations or any portion thereof or any other liability of Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including their respective Obligations) in any manner or order;

(v) subject to the restrictions set forth in this Agreement, exercise or delay in or refrain from exercising any right or remedy against Company or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with Company, any other Grantor or any Collateral and any security and any guarantor or any liability of Company or any other Grantor to such Claimholders or any liability incurred directly or indirectly in respect thereof;

(vi) take or fail to take any Lien securing their respective Obligations or any other collateral security for such Obligations or take or fail to take any action which may be necessary or appropriate to ensure that any Lien securing such Obligations or any other Lien upon any property is duly enforceable or perfected or entitled to priority as against any other Lien, provided that Liens taken in violation of Section 2.5 shall be subject to the provisions of Section 2.5; or

(vii) otherwise release, discharge or permit the lapse of any or all Liens securing their respective Obligations or any other Liens upon any property at any time securing any such Obligations.

(c) The Term Loan Agent, on behalf of itself and the Term Loan Claimholders, also agrees that the ABL Agent and the ABL Claimholders shall have no liability to the Term Loan Agent or the Term Loan Claimholders, and such Term Loan Agent on behalf of itself and the Term Loan Claimholders, hereby waives all claims against the ABL Agent and the ABL Claimholders, arising out of any and all actions which the ABL Agent or the ABL

Claimholders may take or permit or omit to take with respect to their ABL Priority Collateral. The Term Loan Agent, on behalf of itself and the Term Loan Claimholders for which it acts as agent, agrees that the ABL Agent and ABL Claimholders shall have no duty to them in respect of the maintenance or preservation of the ABL Priority Collateral.

(d) Each Agent, on behalf of itself and the Claimholders for whom it acts as Agent, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the ABL Agent and the ABL Claimholders and the Term Loan Agent and the Term Loan Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any ABL Credit Documents or any Term Loan Credit Documents or any setting aside or avoidance of any Lien;

(b) except as otherwise set forth in the Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the ABL Obligations or Term Loan Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any ABL Credit Document or any Term Loan Credit Document;

(c) any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the ABL Obligations or Term Loan Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of any Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the ABL Obligations or the Term Loan Obligations.

7.5 Certain Notices.

(a) Promptly upon Discharge of ABL Obligations, the ABL Agent shall deliver written notice confirming same to the Term Loan Agent; provided that the failure to give any such notice shall not result in any liability of the ABL Agent or the other ABL Claimholders hereunder or in the modification, alteration, impairment, or waiver of the rights of any party hereunder.

(b) No later than five (5) days prior to the commencement by any Agent of any enforcement action or the exercise of any remedy with respect to any Collateral (including by way of a public or private sale of Collateral), such Agent shall notify the other Agent of such intended action; provided that the failure to give any such notice shall not result in any liability of any Agent or the applicable Claimholders hereunder or in the modification, alteration, impairment, or waiver of the rights of any party hereunder.

SECTION 8. MISCELLANEOUS

8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the Term Loan Credit Documents or the ABL Credit Documents, the provisions of this Agreement shall govern and control. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to Company in the Term Loan Credit Documents or the ABL Credit Documents.

8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the ABL Claimholders and Term Loan Claimholders may each continue, at any time and without notice to the other Claimholders, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor constituting ABL Obligations or Term Loan Obligations, as applicable in reliance hereof. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver or trustee for any Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect upon the earliest to occur of the Discharge of ABL Obligations (in accordance with the provisions hereof).

8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the ABL Agent or the Term Loan Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are decreased or its obligations are increased thereby.

8.4 Information Concerning Financial Condition of Grantors and their Subsidiaries. The Term Loan Agent and the Term Loan Claimholders, on the one hand, and the ABL Agent and the ABL Claimholders, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers or guarantors of the Term Loan Obligations or the ABL Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Term Loan Obligations or the ABL Obligations. The Term Loan Agent and the Term Loan Claimholders shall have no duty to advise the ABL Agent or any ABL Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise, and the ABL Agent and the ABL Claimholders shall have no duty to advise the Term Loan Agent or any Term Loan Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event Term Loan Agent or any of the Term Loan Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the ABL Agent or any ABL Claimholder, or the ABL Agent or any of the ABL Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Term Loan Agent or any Term Loan Claimholder, it or they shall be under no obligation (i) to make, and such party shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion, (iii) to undertake any investigation or (iv) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5 Subrogation. Each Agent, for itself and on behalf of the Claimholders for whom it act as agent, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of ABL Obligations has occurred.

8.6 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Credit Documents (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than New York.

(b) The parties hereto irrevocably consent and submit to the non-exclusive jurisdiction of the courts of the State of New York sitting in New York County, New York and the United States District Court of the Southern District of New York, whichever the Agents may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Credit Document or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Credit Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that the Agents and the Claimholders shall have the right to bring any action or proceeding against any Grantor or its or their property in the courts of any other jurisdiction which such Agent or Claimholder deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Grantor or its or their property).

(c) Each Grantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at the Agents’ option, by service upon any Grantor in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Grantor shall appear in answer to such process, failing which such Grantor shall be deemed in default and judgment may be entered by the Agents against such Grantor for the amount of the claim and other relief requested.

(d) EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) The Agents and Claimholders shall not have any liability to any Grantor (whether in tort, contract, equity or otherwise) for losses suffered by such Grantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on the Agents and the Claimholders that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, the Agents and the Claimholders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Grantor: (i) certifies that neither the Agents, the Claimholders nor any representative, agent or attorney acting for or on behalf of the Agents or the Claimholders has represented, expressly or otherwise, that the Agents and the Claimholders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Credit Documents and (ii) acknowledges that in entering into this Agreement and the other Credit Documents, the Agents and the Claimholders are relying upon, among other things, the waivers and certifications set forth in this Section 8.6 and elsewhere herein and therein.

8.7 Notices. All notices to the Term Loan Claimholders and the ABL Claimholders required under this Agreement shall also be sent to the ABL Agent and the Term Loan Agent, respectively. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of electronic mail or four Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.8 Further Assurances; Notices under Subordination Agreement. The ABL Agent, on behalf of itself and the ABL Claimholders, the Term Loan Agent, on behalf of itself and the Term Loan Claimholders, and Company, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the ABL Agent or the Term Loan Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement. ABL Agent and Term Loan Agent agree that, in the event either of them sends an “Agent Default Notice” under the Subordination Agreement, dated as of the date hereof, by and among ABL Agent, Term Loan Agent and GGC Finance Partnership, L.P. (as such term is defined therein), such Agent shall send a concurrent copy thereof to the other Agent and shall not thereafter send another Agent Default Notice without the prior written consent of the other Agent to the sending thereof

8.9 Binding on Successors and Assigns. This Agreement shall be binding upon the ABL Agent, the other ABL Claimholders, the Term Loan Agent, the other Term Loan Claimholders, and their respective successors and assigns.

8.10 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.11 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.12 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.13 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the ABL Agent, the other ABL Claimholders, the Term Loan Agent, the other Term Loan Claimholders, the Company, and the Parent. No other Person shall have or be entitled to assert rights or benefits hereunder.

8.14 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Claimholders on the one hand and the Term Loan Claimholders on the other hand. Nothing in this Agreement is intended to or shall impair the rights of any Grantor, or the obligations of any Grantor, which are absolute and unconditional, to pay the ABL Obligations and the Term Loan Obligations as and when the same shall become due and payable in accordance with their terms.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this ABL/Term Loan Intercreditor Agreement as of the date first written above.

WACHOVIA BANK, NATIONAL ASSOCIATION, as ABL Agent,

By:	/s/ James A. Kelly
Name:	James A Kelly
Title:	Director

Notice Address:

Wachovia Bank, National Association

1 South Broad Street PA4812

Philadelphia, PA 19107

Attention: Jim Kelly

Telecopier: (267) 321-6741

Telephone: (267) 321-6685

ABL/Term Loan Intercreditor Agreement

BNP PARIBAS,
as Term Loan Agent,

By:	/s/ Richard Cushing
Name:	Richard Cushing
Title:	Managing Director

By:	/s/ Parthsarthi Rathore
Name:	Parthsarthi Rathore
Title:	Director

Notice Address:

787 Seventh Ave., 9th Floor

New York, NY 10019

Fax: 212-841-2861

Attn: Charles Romano

ABL/Term Loan Intercreditor Agreement

ACQUISITION CO:

GGC USS ACQUISITION SUB, INC.

By	/s/ Prescott Ashe
	Name:	Prescott Ashe
	Title:	Director

c/o Golden Gate Capital

One Embarcadero Center

39th Floor

San Francisco, CA 94111

P 415-983-2706

F 415-983-2806

Attention: Sue Breedlove

ABL/Term Loan Intercreditor Agreement

INITIAL BORROWER:

GGC USS BORROWER CO., INC.

By	/s/ Prescott Ashe
	Name:	Prescott Ashe
	Title:	Director

Notice Address:

c/o Golden Gate Capital

One Embarcadero Center

39th Floor

San Francisco, CA 94111

P 415-983-2706

F 415-983-2806

Attention: Sue Breedlove

ABL/Term Loan Intercreditor Agreement

HOLDINGS:

USS HOLDINGS, INC. as Holdings by execution hereof assumes all rights and obligations of Acquisition Co. hereunder following the merger with Acquisition Co. pursuant to the Acquisition Documents and agrees to be bound by the terms of this Agreement as Parent in all respects

By	/s/ John A. Ulizio
	Name:	John A. Ulizio
	Title:	President

Notice Address:

PO Box 187

Berkeley Spring, WV 25411

Attn: Legal Dept

Fax: (304) 258-3500

BORROWER:

U.S. SILICA COMPANY as Borrower by execution hereof assumes all rights and obligations of Initial Borrower hereunder following the merger with Initial Borrower pursuant to the Acquisition Documents and agrees to be bound by the terms of this Agreement as Company in all respects

By	/s/ John A. Ulizio
	Name:	John A. Ulizio
	Title:	President

Notice Address:

PO Box 187

Berkeley Spring, WV 25411

Attn: Legal Dept

Fax: (304) 258-3500

ABL/Term Loan Intercreditor Agreement

SUBSIDIARY GRANTORS:

THE FULTON LAND AND TIMBER COMPANY

By	/s/ John A. Ulizio
	Name:	John A. Ulizio
	Title:	President

Notice Address:

PO Box 187

Berkeley Spring, WV 25411

Attn: Legal Dept

Fax: (304) 258-3500

PENNSYLVANIA GLASS SAND CORPORATION

By	/s/ John A. Ulizio
	Name:	John A. Ulizio
	Title:	President

Notice Address:

PO Box 187

Berkeley Spring, WV 25411

Attn: Legal Dept

Fax: (304) 258-3500

ABL/Term Loan Intercreditor Agreement

OTTAWA SILICA COMPANY

By	/s/ John A. Ulizio
Name:
Title:

Notice Address:

PO Box 187

Berkeley Spring, WV 25411

Attn: Legal Dept

Fax: (304) 258-3500

GEORGE F. PETTINOS, LLC

By	/s/ John A. Ulizio
Name:
Title:

Notice Address:

PO Box 187

Berkeley Spring, WV 25411

Attn: Legal Dept

Fax: (304) 258-3500

BMAC SERVICES CO., INC.

By	/s/ John A. Ulizio
Name:
Title:

Notice Address:

PO Box 187

Berkeley Spring, WV 25411

Attn: Legal Dept

Fax: (304) 258-3500

ABL/Term Loan Intercreditor Agreement

BMAC HOLDINGS, INC.

By	/s/ John A. Ulizio
	Name:	John A. Ulizio
	Title:	President

Notice Address:

PO Box 187

Berkeley Spring, WV 25411

Attn: Legal Dept

Fax: (304) 258-3500

BETTER MINERALS & AGGREGATES COMPANY

By	/s/ John A. Ulizio
	Name:	John A. Ulizio
	Title:	President

Notice Address:

PO Box 187

Berkeley Spring, WV 25411

Attn: Legal Dept

Fax: (304) 258-3500

EXHIBIT A

Closing Date License

LICENSE TO USE INTELLECTUAL PROPERTY RIGHTS

For the purpose of enabling WACHOVIA BANK, NATIONAL ASSOCIATION, as agent (the “Agent”) under that certain Loan and Security Agreement dated as of November 25, 2008 (the “ABL Credit Agreement”) among U.S. SILICA COMPANY, a Delaware corporation (the “Company”), those certain Subsidiaries of the Company from time to time party to the ABL Credit Documents as borrowers (together with the Company, the “Borrowers”), USS Holdings, Inc., a Delaware corporation (the “Parent”), those certain Subsidiaries of the Parent from time to time party thereto as guarantors (together, with the Borrowers and the Parent, the “Grantors”), the Agent and the lenders from time to time party thereto (collectively, the “Lenders”), to enforce any Lien held by the Agent upon any of the Collateral and to the extent appropriate, in the good faith opinion of the Agent, to process, ship, produce, store, complete, supply, lease, sell, or otherwise dispose of any of the Collateral or to collect or otherwise realize upon any Accounts, at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, the Grantors hereby grant to the Agent, for the benefit of Agent and the Lenders, and only to the extent set forth above, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to Grantors) to use, license, or sublicense any intellectual property rights now owned or hereafter acquired by the Grantors (except to the extent the terms of any of the agreements granting the foregoing rights prohibit such grant to the Agent), and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The Grantors agree and acknowledge that no further performance is required of the Agent under the terms of the license granted pursuant hereto and that this license shall not constitute an executory contract. Capitalized terms not otherwise defined herein shall have the meanings given thereto in the ABL Credit Agreement.

THIS LICENSE TO USE INTELLECTUAL PROPERTY RIGHTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

Dated: November 25, 2008

[Signature Pages Follow]

ABL/Term Loan Intercreditor Agreement